SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ____________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)            August 7, 2007
                                                    ---------------------------


                     INTERNATIONAL FLAVORS & FRAGRANCES INC.
-------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


         New York                     1-4858                    13-1432060
-------------------------------------------------------------------------------
(State or Other Jurisdiction       (Commission                (I.R.S. Employer
  of Incorporation)                 File Number)             Identification No.)


521 West 57th Street, New York, New York                           10019
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(Address of Principal Executive Offices)                         (Zip Code)


Registrant's telephone number, including area code             (212) 765-5500
                                                    ---------------------------

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act
         (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act
         (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

Attached and being furnished hereby as Exhibit 99.1 is a copy of a press release of International Flavors & Fragrances Inc. ("IFF" or the "Company") dated August 7, 2007 reporting IFF's financial results for the second quarter ended June 30, 2007.

Non-GAAP financial measures: To supplement the Company's financial results presented in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), the Company uses, and has included in the attached press release, certain non-GAAP financial measures. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These non-GAAP financial measures as disclosed by the Company may also be calculated differently from similar measures disclosed by other companies. To ease the use and understanding of our supplemental non-GAAP financial measures, the Company includes the most directly comparable GAAP financial measure.

The Company uses the non-GAAP financial measure which excludes the effect of the benefit of a tax ruling in the 2007 second quarter relating to prior years. Management believes that given the unique nature of this item, including information without the impact of this tax benefit is more representative of the Company's operational performance and effective tax rate and may assist investors in evaluating the Company's period to period financial results, in a manner consistent with how management evaluates such performance. A material limitation of this financial measure is that this tax benefit reflects an actual accounting [and cash] benefit being realized and does not reflect an actual GAAP amount. Management compensates for such limitation by clarifying that this measure is only one operating metric and is used for internal financial analysis and planning purposes and should not be considered in isolation, and by providing the corresponding GAAP financial measure.

The Company also discloses, and management internally monitors, the sales performance of international operations on a basis that eliminates the positive or negative effects that result from translating foreign currency sales into U.S. dollars. Management uses this constant dollar measure because it believes that it enhances the assessment of the sales performance of its international operations and the comparability between reporting periods.

The Company uses the non-GAAP financial measure which excludes (i) restructuring charges and (ii) one-time gains on asset dispositions. Management uses these financial measures in preparing financial targets, internal budgets and operating plans, evaluating actual performance against targets and budget, assessing historical performance over reporting periods, assessing management performance and assessing operating performance against other companies. This information also aids management and the Board of Directors in decision-making and allocation of resources. A material limitation of these financial measures is that some or all of such special charges include actual cash outlays and one-time gains include actual cash inflow and such measures do not reflect actual GAAP amounts. Management compensates for such limitations by clarifying that these measures are only one operating metric used for internal financial analysis and planning purposes and should not be considered in isolation, and by providing the corresponding GAAP financial measure.

The Company also uses the non-GAAP financial measure which excludes the effect in 2005 of the American Jobs Creation Act of 2004 (AJCA). Management believes that given the unique nature of this item, including this information without the impact of repatriation in the prior year period is more representative of the Company's operational performance and effective tax rate and may assist investors in evaluating the Company's period to period financial results, in a manner consistent with how management has evaluated such performance.

Item 9.01.  Financial Statements and Exhibits.

(d)      Exhibits

         99.1 Press Release of International Flavors & Fragrances Inc., dated August 7, 2007.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       INTERNATIONAL FLAVORS & FRAGRANCES INC.


Dated: August 7, 2007                  By:  /s/ Douglas J. Wetmore
                                       ----------------------------
                                       Name:    Douglas J. Wetmore
                                       Title:   Senior Vice President and
                                                Chief Financial Officer

                                                            Exhibit 99.1


                                                      FOR IMMEDIATE RELEASE



                 IFF REPORTS RECORD SECOND QUARTER 2007 RESULTS


New York, August 7, 2007 - International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances, today reported growth in sales and net income for the second quarter of 2007. Earnings per share were $.87 in the quarter, representing a 30 percent increase from the second quarter of 2006. The second quarter included the benefit of a tax ruling relating to prior years; as a result, accrued tax liabilities were reduced, increasing net income and earnings per share in the quarter by $10 million and $.11, respectively. On a comparable basis, excluding this tax adjustment, the 2007 second quarter earnings per share would have been $.76, representing a 13 percent gain over the 2006 quarter.

"We are pleased with the continued growth in sales, operating profit and earnings. During this second quarter, we made progress against our business priorities, which include focusing on our customers and building a stronger organization," said Robert M. Amen, Chairman and Chief Executive Officer of IFF.

"Looking ahead, we believe we are well-positioned to continue to grow in line with our goals. Our recent share repurchase and dividend announcement underscores our confidence in our ability to build shareholder value and invest for our growth."

Sales rose 8 percent in the second quarter to $574 million compared to $531 million in the prior year period. Sales benefited from the generally weaker U.S. dollar, mainly against the Euro and Pound Sterling; at comparable exchange rates, sales would have increased 5 percent over the 2006 quarter.

Flavor sales grew 11 percent, due to new wins and volume growth. Flavor sales increased in each region, both in local currency and dollars.

Fragrance sales increased 6 percent, led by 11 percent growth in fine fragrance and beauty care sales, as a result of new product introductions and the continued success of existing creations. Functional fragrance and ingredient sales increased 4 percent and 1 percent, respectively.

Second Quarter 2007 Highlights
------------------------------

   - Gross profit, as a percentage of sales, totaled 42.9%, the same as the prior year quarter. The sales growth drove improved expense absorption, most notably in flavors; lower selling prices for fragrance ingredients and the impact of scaling up production in the new fragrance ingredient facility in China offset this improvement.
   - Selling and Administrative expenses, as a percentage of sales, were 15.9% in the current quarter compared to 16.5% in the prior year quarter, reflecting good cost control.
   - Interest expense increased by $2 million from the prior year, primarily due to higher average interest rates on borrowings; the average interest rate for the second quarter was 4.2% compared to 3.3% for the 2006 quarter.
   - The effective tax rate for the quarter was 19% compared to 28% in the prior year quarter, reflecting the above tax ruling benefit. The tax rate benefited by 11 percentage points resulting from the reversal of $10 million of previously established tax accruals no longer required based on rulings obtained from applicable tax jurisdictions.

About International Flavors & Fragrances Inc.
---------------------------------------------

IFF is a leading creator of flavors and fragrances used in a wide variety of consumer products and packaged goods. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionary and food products. The Company leverages its competitive advantages of brand understanding and consumer insight combined with its focus on R&D and innovation, to provide customers with differentiated product offerings. A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 30 countries worldwide. For more information, please visit our Web site at www.iff.com.

Audio Web Cast
--------------

An audio Web cast, to discuss the Company's second quarter 2007 financial results and outlook, will be held today at 10:00 a.m. ET. Interested parties can access the Web cast and accompanying slide presentation on the Company's Web site at www.iff.com, under the Investor Relations section. For those unable to listen to the live broadcast, a replay will be available on the Company's Web site approximately one hour after the event and will remain available on the IFF Web site until 11:59 p.m. on August 21, 2007.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995
-------------------------------------------------------------------------------

Statements in this report, which are not historical facts or information, are "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current assumptions, estimates and expectations. Certain of such forward-looking information may be identified by such terms as "expect", "believe", "outlook," "guidance," "may," and similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, interest savings, earnings and other future financial results or financial position, constitutes forward-looking information. Such forward-looking statements involve significant risks, uncertainties and other factors. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in the Company's markets, including economic, population health and political uncertainties; interest rates; the price, quality and availability of raw materials; the Company's ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact on cash and the impact of increased borrowings related to the July 2007 announced share repurchase program; the impact of currency fluctuation or devaluation in the Company's principal foreign markets and the success of the Company's hedging and risk management strategies; the outcome of uncertainties related to litigation; uncertainties related to any potential claims and rights of indemnification or other recovery for customer and consumer reaction to its earlier contamination issue; the impact of possible pension funding obligations and increased pension expense on the Company's cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Any public statements or disclosures by IFF following this release that modify or impact any of the outlook or other forward-looking statements contained in or accompanying this release or as part of the webcast will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this release or the webcast.





Investor Contact:  Yvette Rudich
Director of Corporate Communications
212-708-7164

Media Contact:  Melissa Sachs
Manager, Corporate Communications
212-708-7278

                     International Flavors & Fragrances Inc.

                          Consolidated Income Statement

                  (Amounts in thousands except per share data)

                                   (Unaudited)


                                                Quarter Ended                              Six Months Ended
                                                   June 30,                                    June 30,
                                     -------------------------------------      ---------------------------------------
                                        2006           2007      % Change           2006            2007      % Change
                                     ----------      ---------  ----------      -----------     -----------   ---------
Net sales                             $530,505        $573,726      8%           $1,041,937      $1,139,827      9%
Cost of goods sold                     302,889         327,668      8%              597,707         657,050     10%
                                     ----------      ---------                  -----------     -----------
Gross margin on sales                  227,616         246,058      8%              444,230         482,777      9%
Research & development                  45,588          48,760      7%               91,190          95,392      5%
Selling and administrative              87,684          91,198      4%              173,272         182,469      5%
Amortization                             3,711           3,555     -4%                7,421           7,111     -4%
Restructuring and other charges           (304)              -                          357               -
Interest expense                         6,300           8,396     33%               11,673          16,710     43%
Other expense (income), net               (286)         (2,819)                         153          (2,986)
                                     ----------      ---------                  -----------     -----------
Pretax income                           84,923          96,968     14%              160,164         184,081     15%
Income taxes                            23,741          18,596    -22%               45,292          43,020     -5%
                                     ----------      ---------                  -----------     -----------
Net income                             $61,182         $78,372     28%             $114,872        $141,061     23%
                                     ==========      =========                  ===========     ===========

Earnings per share - basic               $0.67           $0.88     31%                $1.26           $1.58     25%
Earnings per share - diluted             $0.67           $0.87     30%                $1.25           $1.56     25%

Average shares outstanding
--------------------------
(in thousands):
-------------
Basic                                   90,869          89,174     -2%               91,202          89,276     -2%
Diluted                                 91,787          90,124     -2%               91,997          90,391     -2%

                     International Flavors & Fragrances Inc.

                      Consolidated Condensed Balance Sheet

                             (Amounts in thousands)

                                   (Unaudited)

                                                    December 31,         June 30,
                                                        2006               2007
                                                   -------------      --------------
Cash & cash equivalents                           $   114,508         $   124,171
Short term investments                                    604                 583
Receivables                                           405,302             479,360
Inventories                                           446,606             454,737
Other current assets                                  112,783              95,465
                                                  ------------        ------------
   Total current assets                             1,079,803           1,154,316

Property, plant and equipment, net                    495,124             482,861
Goodwill and other intangibles, net                   745,716             738,605
Other assets                                          158,261             171,206
                                                  ------------        ------------
Total assets                                      $ 2,478,904         $ 2,546,988
                                                  ============        ============

Bank borrowings, overdrafts
  and current portion of long-term debt              $ 15,897            $ 18,982
Other current liabilities                             430,874             332,965
                                                  ------------        ------------
   Total current liabilities                          446,771             351,947

Long-term debt                                        791,443             785,774
Non-current liabilities                               335,522             414,611

Shareholders' equity                                  905,168             994,656
                                                  ------------        ------------
Total liabilities and shareholders' equity        $ 2,478,904         $ 2,546,988
                                                  ============        ============

                     International Flavors & Fragrances Inc.

                      Consolidated Statement of Cash Flows

                             (Amounts in thousands)

                                   (Unaudited)

                                                                        June 30,          June 30,
                                                                          2006              2007
                                                                     --------------- ---------------
Cash flows from operating activities:
Net income                                                              $114,872         $141,061
Adjustments to reconcile to net cash provided by operations:
     Depreciation and amortization                                        44,602           42,287
     Deferred income taxes                                                   329            4,629
     Gain on disposal of assets                                           (3,881)          (6,737)
     Equity based compensation                                             8,094            8,248
     Changes in assets and liabilities
         Current receivables                                             (60,327)         (54,058)
         Inventories                                                       1,163           (1,258)
         Current payables                                                 (2,336)         (38,535)
         Changes in other assets                                          16,358            2,361
         Changes in other liabilities                                      1,886            1,836
                                                                     --------------- ---------------
Net cash provided by operations                                          120,760           99,834
                                                                     --------------- ---------------

Cash flows from investing activities:
     Net change in short-term investments                                     25             (311)
     Additions to property, plant and equipment                          (19,806)         (21,331)
     Proceeds from disposal of assets                                      6,504            8,751
                                                                     --------------- ---------------
Net cash used in investing activities                                    (13,277)         (12,891)
                                                                     --------------- ---------------

Cash flows from financing activities:
     Cash dividends paid to shareholders                                 (33,990)         (37,230)
     Net change in bank borrowings and overdrafts                        (32,508)            (496)
     Net change in commercial paper outstanding                          281,521                -
     Repayments of long-term debt                                       (499,306)               -
     Proceeds from issuance of stock under stock-based
      compensation plans                                                  23,146           36,461
     Excess tax benefits on stock options exercised                          205            3,914
     Purchase of treasury stock                                          (91,315)         (80,711)
                                                                     --------------- ---------------
Net cash used in financing activities                                   (352,247)         (78,062)
                                                                     --------------- ---------------

Effect of exchange rates changes on cash and cash equivalents              2,052              782

Net change in cash and cash equivalents                                 (242,712)           9,663

Cash and cash equivalents at beginning of year                           272,545          114,508

                                                                     --------------- ---------------
Cash and cash equivalents at end of period                               $29,833         $124,171
                                                                     =============== ===============